Exhibit 99.1

Esterline Corporation	Tel: 425-453-9400
500 108th Avenue NE	Fax: 425-453-2916
Suite 1500	www.esterline.com
Bellevue, WA 98004	NYSE symbol: ESL

FOR IMMEDIATE RELEASE

Contact: Brian Keogh 425/453-9400

ESTERLINE REPORTS STRONG FIRST QUARTER;

SEGMENT EARNINGS UP 59% ON RECORD SALES

Highlights:

•	Segment earnings(1) $45.0 million vs. $28.3 million a year ago

•	Gross margin 32.2% — 29.0% a year ago

•	Sales $372.4 million — $257.2 million a year ago

•	Organic sales growth 24.7%

•	Diluted earnings per share $1.04 compared with $.49 a year ago

BELLEVUE, Wash., Feb. 28, 2008 — Esterline Corporation, (NYSE/ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2008 first quarter (ended February 1) net earnings of $31.0 million, or $1.04 per diluted share. Year-ago net earnings were $12.8 million, or $.49 per diluted share. First quarter 2008 net earnings include $6.9 million in tax benefits and a $1.9 million gain associated with the termination of an interest rate swap; first quarter 2007 net earnings included a $2.1 million tax benefit. Sales in the 2008 first quarter were a record $372.4 million compared with $257.2 million a year ago.

Robert W. Cremin, Esterline CEO, said the start to the year is encouraging and showed strength in all business segments. Cremin said the company is raising its full-year earnings per share guidance to a range of $3.35 to $3.50 “…partly to account for the one-time benefits (noted above), but also to reflect an improving outlook.” Cremin said that revenues in the quarter were “…somewhat better than anticipated” due to the timing of a shipment of countermeasure flares, noting that the timing of certain countermeasure deliveries “…can be hard to predict.”

Cremin pointed to organic growth as another important metric. He said that although acquisitions have been, and will remain, an important part of Esterline’s growth strategy, “…our first choice is to develop in house.” He said that “…organic growth was nearly 25% in the quarter—well balanced between both military and commercial aftermarket spares and new original equipment.”

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Page 2 of 5 — Esterline Reports Strong First Quarter

Cremin cited gross margin improvement as the most encouraging metric in the quarter. He said, “…our customers are increasingly recognizing the value we bring to the table—and not just for our highly engineered solutions, but our capacity to deliver.” Cremin explained that Esterline’s lean manufacturing efforts have enabled its operations to drive more work through existing plants faster. “It’s a velocity game,” he said, “one that creates capacity without the need for new bricks and mortar.”

On the strength of both volume and margin improvement, segment earnings(1) surged 59% to $45.0 million compared with $28.3 million last year. Cremin said that all three Esterline business segments contributed to the growth. He said the company’s Sensors & Systems segment “…turned in a particularly strong quarter, reporting earnings 2.5 times greater than last year.” Advanced Materials segment earnings were up 43%, and Avionics & Controls segment earnings were up 27% despite essentially breakeven performance at its CMC operation due principally to the relative valuation between the Canadian and U.S. dollar.

Selling, general and administrative expenses (SG&A) totaled $61.6 million in the first quarter of 2008, compared with $42.4 million a year ago, primarily due to incremental SG&A expenses from CMC. As a percent of sales, SG&A was 16.5% in both periods.

Research, development and engineering (R&D) expense during the quarter was $22.7 million, or 6.1% of sales, compared with $13.6 million, or 5.3% of sales a year ago. Cremin said that the 6.1% rate is “…somewhat higher than the 5.5% level we expect for the full fiscal year.” Cremin added that the increase is due primarily to “…CMC’s investment in a number of new programs including the T-6B military trainer where they are the cockpit integrator.” He noted that R&D expense is “…mitigated over time through a variety of tax credits received from the tax jurisdictions where we operate our businesses.”

Prior to the tax benefits noted above, Esterline’s effective tax rate in the first quarter was 22.2%. Cremin explained that the $6.9 million tax benefit was related to two significant events. The first was the conclusion of an examination of the company’s U.S. federal income tax returns for fiscal years 2003, 2004 and 2005. The result was a $2.8 million reduction of previously estimated income tax liabilities. The second event was the reduction of Canadian statutory corporate income tax rates that will be phased in over the next several years. This resulted in a net reduction of deferred income tax liabilities in the amount of $4.1 million.

Backlog at the end of the first quarter was $976.6 million compared with $656.5 million at the end of the prior-year period, and $985.1 million at the end of fiscal 2007.

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Page 3 of 5 — Esterline Reports Strong First Quarter

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

(1)	Segment earnings are operating earnings excluding corporate expenses of $9.3 million and $8.0 million for the first quarter of fiscal 2008 and 2007, respectively, and other income or expense.

Page 4 of 5 — Esterline Reports Strong First Quarter Earnings

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three months ended
	Feb 1, 2008	Jan 26, 2007
Segment Sales
Avionics & Controls	$138,526	$73,858
Sensors & Systems	113,027	87,838
Advanced Materials	120,876	95,548

Net Sales	372,429	257,244
Cost of Sales	252,387	182,675

	120,042	74,569
Expenses
Selling, general and administrative	61,602	42,375
Research, development and engineering	22,725	13,551

Total Expenses	84,327	55,926
Other
Other income	—	(10)
Insurance recovery	—	(1,647)

Total Other	—	(1,657)

Operating Earnings
	35,715	20,300
Interest income	(1,385)	(504)
Interest expense	7,906	5,524
Gain on derivative financial instrument	(1,850)	—

Other Expense, Net	4,671	5,020

Income Before Income Taxes	31,044	15,280
Income Tax Expense	38	2,385

Income Before Minority Interest	31,006	12,895
Minority Interest	(22)	(94)

Net Earnings	$30,984	$12,801

Earnings Per Share:
Basic	$1.05	$.50
Diluted	$1.04	$.49
Weighted Average Number of Shares Outstanding—Basic	29,386	25,529
Weighted Average Number of Shares Outstanding—Diluted	29,811	25,930

Page 5 of 5 — Esterline Reports Strong First Quarter Earnings

Consolidated Balance Sheet (unaudited)

In thousands	Feb 1, 2008	Jan 26, 2007
Assets
Current Assets
Cash and cash equivalents	$106,509	$48,264
Cash in escrow	—	4,460
Accounts receivable, net	232,225	174,139
Inventories	274,460	190,172
Income tax refundable	11,795	8,550
Deferred income tax benefits	31,171	29,984
Prepaid expenses	15,658	12,146
Other current assets	298	—

Total Current Assets	672,116	467,715
Property, Plant and Equipment, Net	215,037	171,651
Other Non-Current Assets
Goodwill	655,887	370,755
Intangibles, net	351,535	243,315
Debt issuance costs, net	8,782	4,300
Deferred income tax benefits	43,576	14,790
Other assets	26,385	27,119

	$1,973,318	$1,299,645

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$88,041	$56,574
Accrued liabilities	155,328	102,810
Credit facilities	5,911	8,011
Current maturities of long-term debt	6,688	7,282
Federal and foreign income taxes	10,632	3,716

Total Current Liabilities	266,600	178,393
Long-Term Liabilities
Long-term debt, net of current maturities	396,623	283,320
Deferred income taxes	125,479	74,231
Other liabilities	51,255	24,462
Commitments and Contingencies	—	—
Minority Interest	2,990	3,318
Shareholders’ Equity	1,130,371	735,921

	$1,973,318	$1,299,645